EXHIBIT 2.1

OPTION EXERCISE, TRANSITION AND CONSOLIDATION AGREEMENT

IA GLOBAL ACQUISITION CO IA GLOBAL, INC QUIKCAT AUSTRALIA PTY LTD MARIE-ROSE PONTRÉ NANOCAT TECHNOLOGIES PTE LTD

2 Park Street  Sydney  NSW  2000  Australia

email@gtlaw.com.au  www.gtlaw.com.au  Telephone + 61 2 9263 4000  Facsimile + 61 2 9263 4111

CONTENTS

1.	DEFINED TERMS AND INTERPRETATION		2
2.	VARIATION AND EXERCISE OF OPTION UNDER THE INTERNET
	ACCELERATOR ASSIGNMENT AGREEMENT		2
	2.1	Exercise of Option	2
	2.2	Variation of Option - Payment due on Exercise of the Option and
		Option Exercise Date	3
	2.3	Performance of North American Contracts from the Option
		Exercise Date	3
3.	INTELLECTUAL PROPERTY RIGHTS IN QCA DEVELOPMENTS		4
4.	SHARE SALE AGREEMENT		4
	4.1	Confirmation of Amount Due	4
5.	ASSET PURCHASE AGREEMENT		5
	5.1	Deposit and Amount Due on Closing	5
	5.2	Closing	5
6.	GENERAL		6
	6.1	Status of this agreement and previous agreements	6
	6.2	Further Assurances	6
	6.3	Assignment, Novation and Other Dealings	7
	6.4	Counterparts	7

Page i

DEED OF AGREEMENT DATED 28 MAY 2005

PARTIES

1.	IA GLOBAL ACQUISITION CO a corporation organized under the laws of the State of Delaware of 533 Airport Boulevard, Suite 400, Burlingame, CA 94010 United States of America (IGA)
2.	IA GLOBAL INC a corporation organized under the laws of the State of Delaware of 533 Airport Boulevard, Suite 400, Burlingame, CA 94010 United States of America (IAO)
3.	QUIKCAT AUSTRALIA PTY LTD (ABN 82 106 946 043) of 3/56 Mount Street, Perth, Western Australia 6005 Australia (QCA)
4.	MARIE-ROSE PONTRÉ of 3/56 Mount Street, Perth, Western Australia 6005 Australia (Pontré)
5.	NANOCAT TECHNOLOGIES PTE LTD Reg. No. 200206435N a company incorporated under the law of Singapore of 128A Tanjong Pajer Road, Singapore 088535 (NanoCAT)

BACKGROUND

A.

By agreement between IGA, IAO and QCA dated 15 September 2004 and entitled Internet Accelerator Assignment Agreement, IGA agreed to assign to QCA all Intellectual Property Rights in the INET Property (as defined in the Internet Accelerator Assignment Agreement) exclusively in, to and for the Field of Use (as therein defined), but subject to the Restraint (as therein defined), and IGA granted to QCA a certain option to acquire the North American Contracts and have the Restraint removed, in accordance with the terms of the Internet Accelerator Assignment Agreement.

B.

By agreement between IAO, IGA and QCA dated 25 February 2005 and entitled Internet Accelerator Assignment Agreement Deed of Variation, IAO, IGA and QCA agreed to vary the Internet Accelerator Assignment Agreement in the manner described in that Deed of Variation.

C.

By agreement between IGA, IAO, QCA and Pontré dated 15 September 2004 and entitled Share Sale Agreement – Quikcat Australia Pty Limited, IAO agreed to sell and QCA agreed to repurchase certain Sale Shares on the terms set out in the Share Sale Agreement and the parties agreed to restructure certain debts owed to IAO by QCA in accordance with the terms of the Share Sale Agreement.

D.

By agreement between IGA, IAO, QCA and Pontré dated 25 February 2005 and entitled Share Sale Agreement Deed of Variation IAO, IGA, IAO, QCA and Pontré agreed to vary the Share Sale Agreement in the manner described in the Share Sale Agreement Deed of Variation.

E.

By agreement between IGA, IAO and NanoCAT dated 9 February 2005 and entitled Asset Purchase Agreement, subject to satisfaction of conditions therein stated IGA agreed to sell and NanoCAT agreed to purchase Assets as therein specified.

F.

The following provisions of this North American Option Exercise, Transition and Consolidation Agreement amend and replace (to the extent of any inconsistency) provisions of the Internet Accelerator Assignment Agreement, the Internet Accelerator Assignment Agreement Deed of Variation, the Share Sale Agreement – Quikcat Australia Pty Limited and Share Sale Agreement Deed of Variation, and clarify the operation of the Asset Purchase Agreement, in the manner set out in the following provisions.

THE PARTIES AGREE

1.	DEFINED TERMS AND INTERPRETATION

Words defined (starting with a capital letter) in provisions of this agreement have the meaning given to those words in those provisions. Words and phrases defined (starting with a capital letter) in provisions of the Internet Accelerator Assignment Agreement, the Internet Accelerator Assignment Agreement Deed of Variation, the Share Sale Agreement – QuikCAT Australia Pty Limited, the Share Sale Agreement Deed of Variation and the Asset Purchase Agreement, have the meaning given to given to those words in those provisions.

2.	VARIATION AND EXERCISE OF OPTION UNDER THE INTERNET ACCELERATOR ASSIGNMENT AGREEMENT
2.1	Exercise of Option
(a)

QCA exercises the Option in terms of clause 3.1 of the Internet Accelerator Assignment Agreement as varied in accordance with the following provisions of this clause 2, and IGA agrees to the exercise of the Option by QCA in terms of clause 3.1 of the Internet Accelerator Assignment Agreement subject to the following provisions of this clause 2.

(b)

Subject to IGA’s obligations under applicable law, including but not limited to, the Federal securities laws of the United States, and the rules and regulations of any stock exchange on which IGA’s shares are listed, IGA will consult with QCA as to the terms of any announcement to be made to the public or any current or prospective customer about the exercise of the Option by QCA and take into account reasonable suggestions of QCA as to the form and content of such announcement, with a view to properly informing persons as to the effect of the lifting of the Restraint.

2.2	Variation of Option - Payment due on Exercise of the Option and Option Exercise Date

Notwithstanding clause 3.1 of the Internet Accelerator Assignment and section 2 of the Internet Accelerator Assignment Agreement Deed of Variation, the sum payable by QCA to IGA for exercise of the option is US$200,000. Notwithstanding clause 3.2 of the Internet Accelerator Assignment and section 2 of the Internet Accelerator Assignment Agreement Deed of Variation, the Option Exercise Date is the date of this agreement. Notwithstanding section 2 of the Internet Accelerator Assignment Agreement Deed of Variation, the sum of US$200,000 payable by QCA to IGA for exercise of the option is payable as follows:

(a)	as to US$30,000, within 5 days from the date of execution of this agreement;
(b)	as to US$25,000, within 60 days from the date of execution of this agreement;
(c)	as to US$145,000, within 100 days from the date of execution of this agreement.
2.3	Performance of North American Contracts from the Option Exercise Date

(a)

Notwithstanding clauses 3.4 and 3.5 of the Internet Accelerator Assignment Agreement, during a period of 100 days from the date of execution of this Agreement (the Transition Phase) the following transitional provisions will apply:

(i)

IGA, as agent for customer service, billing, receipt of payment and disbursement of payments for QCA and on QCA’s behalf and in accordance with reasonable directions of QCA, will perform obligations of QCA for billing, receipt of payment and disbursement of payments (as are under the North American Contracts stated to be obligations of IGA) arising from the Option Exercise Date under the North American Contracts. QCA will indemnify IGA for any damages, including but not limited to, third party claims, arising from IGA acting as agent for billing, receipt of payment and disbursement of payments for QCA, absent a showing of negligence by IGA in renderings such services;

(ii)

QCA will pay IGA a fee in consideration of provision by IGA of the services referred to in paragraph (i) by way of reimbursement of directly attributable ongoing costs incurred by IGA in performing such services for and on behalf of QCA during the Transition Phase, being the sum of a proportion of the customer service cost (the expected proportion being 3 days per week plus applicable payroll taxes), plus $1,500 per month for the cost of the billing accountant, and US$300 per month for all other costs and expenses.

(b)

QCA may at its election during the Transition Phase by notice to IGA request IGA to terminate the services of billing accountant and replace his services with a third party (as nominated by QCA) to manage the billing of the North American Contracts, provided that the costs of that replacement person will be directly payable by QCA and QCA assumes any liability or loss that may arise from appointing such replacement.

(c)

IGA will, as agent for customer service, billing, receipt of payment and disbursement of payments for and on behalf of QCA, receives amounts payable under the North American Contracts for services billed 1 May 2005 or later and during the Transition Phase in relation to performance of obligations under the North American Contracts subsequent to the Option Exercise Date and will remit amounts payable under the North American Contracts for services billed after 1 May 2005 and received by IGA to QCA in each month by payment made no later than five business days following the last business day of each month after deduction of fees payable in accordance with paragraph (a)(ii), such fees to be properly itemised and described in a reconciliation statement to be provided by IGA to QCA no later than the date of payment.

(d)	IGA shall provide QCA with such details as to performance of obligations under the North American Contracts and customer enquiries and payments as QCA may reasonably request from time to time.
3.	INTELLECTUAL PROPERTY RIGHTS IN QCA DEVELOPMENTS

Pursuant to the Internet Accelerator Assignment Agreement, IGA made available the services of certain IGA personnel to work at the direction of QCA in the development, modification, customisation, enhancement and tailoring of the INET Property to produce the QCA Developments (as defined in the Internet Accelerator Assignment Agreement) for use in the Field of Use. By way of confirmation of the assignment of Intellectual Property Rights in the QCA Developments exclusively for use in the Field of Use, IGA assigns all Intellectual Property Rights solely for use within the Field of Use arising out of work performed by IGA personnel at the direction of QCA in the development, modification, customisation, enhancement and tailoring of the INET Property to produce the QCA Developments. For the purpose of clarification, no further rights to these developments, modifications, customisations, enhancements and tailoring outside the Field of Use (as defined in the in the Internet Accelerator Assignment Agreement) are created by this agreement (in which this clause 3 appears).

4.	SHARE SALE AGREEMENT
4.1	Confirmation of Amount Due
(a)

For avoidance of any doubt, the parties note that the only amount that remains due and payable under the Share Sale Agreement – QuikCAT Australia Pty Limited (and convertible notes issued pursuant to that Agreement) is the sum of USD 50,000 payable by QCA to IAO on 30 June 2005.

(b)

The parties further note that clause 2(d) of the Share Sale Agreement – QuikCAT Australia Pty Limited will have no further operation or effect in that provision of security in relation to the payment referred to in paragraph (a) above will not be required.

5.	ASSET PURCHASE AGREEMENT
5.1	Deposit and Amount Due on Closing
(a)	Notwithstanding clause 2.6.1 of the Asset Purchase Agreement, the deposit of US$25,000 paid by NanoCAT to IGA pursuant to that provision vests in IGA and will not be refundable to NanoCAT.
(b)

Notwithstanding clause 2.6.2 of the Asset Purchase Agreement, the deposit of US$25,000 paid by NanoCAT to IGA will not be credited against the Purchase Price payable pursuant to that provision and the Asset Purchase Agreement and accordingly the sum payable on Closing will be US$130,000 in lieu of the sum of US$105,000 as referred to in Section 2.6.2(b) of that agreement.

5.2	Closing
(a)

For avoidance of any doubt, each of IAO, IGA and NanoCAT respectively as a party to the Asset Purchase Agreement acknowledges and agrees that no other party to the Asset Purchase Agreement is under an obligation to proceed to Closing (as defined therein) of the Asset Purchase Agreement and that the Asset Purchase Agreement will only proceed to Closing upon satisfaction of the conditions precedent to Closing as referred to in clause 6 of that agreement and by mutual agreement of the parties to the Asset Purchase Agreement.

(b)

Without limiting the generality of paragraph (a) above and notwithstanding anything to the contrary in this agreement or the Asset Purchase Agreement, NanoCAT and IGA respectively acknowledge that pursuant to Section 9.1.5 of the Asset Purchase Agreement, IGA and NanoCAT each have the right to terminate the Asset Purchase Agreement if Closing has not occurred on or before 31 May 2005. NanoCAT and IGA hereby agree to amend Section 9.1.5 of the Asset Purchase Agreement so that each party will not be permitted to terminate the Asset Purchase Agreement pursuant to Section 9.1.5 prior to 31 July 2005.

(c)

Notwithstanding paragraph (b) above, IGA will have the right exercisable from 1 June 2005 to solicit possible sale of all or any of the Assets (as defined in the Asset Purchase Agreement) to other prospective purchasers of such Assets and to enter into definitive agreements to sell all or any of the Assets to another purchaser, provided that IGA agrees that it will not enter into any definitive agreement to sell all or any of the Assets to another purchaser without giving 14 days prior notice to NanoCAT of IGA’s intention to do so. Following expiry of such 14 day period the Asset Purchase Agreement would automatically terminate in relation to such Assets and no party would have any further obligation thereunder to any other party.

6.	GENERAL
6.1	Status of this agreement and previous agreements
(a)

This agreement is the entire agreement between the parties about the operation and effect of the provisions of the Internet Accelerator Assignment Agreement, the Internet Accelerator Assignment Agreement Deed of Variation, the Share Sale Agreement – QuikCAT Australia Pty Limited, the Share Sale Agreement Deed of Variation and the Asset Purchase.

(b)

For avoidance of doubt, each of IAO, IGA and QCA respectively as a party to the Internet Accelerator Assignment Agreement and the Internet Accelerator Assignment Agreement Deed of Variation acknowledges and agrees that no payment is due under those agreements other than the sums payable on exercise of the option as referred to in clause 2.2 of this agreement.

(c)

Each of IAO, IGA and NanoCAT respectively as a party to the Asset Purchase Agreement acknowledges and agrees that each other party (Other Party) to that agreement has fully performed all obligations of the Other Party under the Asset Purchase Agreement as have arisen up to the date of this agreement and that there are no outstanding claims against or liabilities of the Other Party under the Asset Purchase Agreement in relation to any matter or thing done or omitted to be done. Nothing in this provision limits obligations of each party to the Asset Purchase Agreement to fulfil any warranty or other obligation required to be fulfilled, and do any matter or thing required to be done, subsequent to the date of this agreement.

(d)

Nothing in this clause 6.1 affects the continuing operation of provisions of the Internet Accelerator Assignment Agreement, the Internet Accelerator Assignment Agreement Deed of Variation, the Share Sale Agreement – QuikCAT Australia Pty Limited and the Share Sale Agreement Deed of Variation in relation to rights and obligations of any party arising in the period after the date of this agreement, except to the extent expressly stated otherwise in this agreement.

(e)	Each party represents and warrants that it has not relied on any representations or warranties about the subject matter of this agreement except as expressly provided in this agreement.
6.2	Further Assurances

Each party shall use its respective best efforts, at its own expense, to do all things reasonably necessary to give full effect to this agreement and the matters contemplated by it and the Internet Accelerator Assignment Agreement, the Internet Accelerator Assignment Agreement Deed of Variation, the Share Sale Agreement – QuikCAT Australia Pty Limited and Share Sale Agreement Deed of Variation and the Asset Purchase Agreement and the matters contemplated by them.

6.3	Assignment, Novation and Other Dealings

IGA and IAO agree that QCA may by notice in writing given to IGA and IAO assign to NanoCat Technologies Pte Limited Reg number 2002206435N (Republic of Singapore) any or all rights and obligations of QCA under the Internet Accelerator Assignment Agreement, the Internet Accelerator Assignment Agreement Deed of Variation, the Share Sale Agreement – QuikCAT Australia Pty Limited, the Share Sale Agreement Deed of Variation and this agreement.. However, if QCA or NanoCat assigns the rights to the North American Contracts without the obligations attaching thereto, IGA and IAO may pursue QCA in the event of default in performance of such obligations.

6.4	Counterparts

This agreement may be executed in any number of counterparts, each of which, when executed, is an original. Those counterparts together make one instrument.

IN WITNESS WHEREOF each of the parties hereto executes this Agreement as of the date first set forth above.

SIGNED AND DELIVERED by IA GLOBAL ACQUISITION CO by: /s/ ALAN MARGERISON Signature of Director and Authorised Signatory Alan Margerison May 28, 2005 Date
SIGNED AND DELIVERED by IA GLOBAL INC by: /s/ Alan Margerison Signature of Director and Authorised Signatory Alan Margerison May 28, 2005 Date
SIGNED AND DELIVERED by QUIKCAT AUSTRALIA PTY LTD by: /s/ Mark Jenkins Signature of Director and Authorised Signatory Mark Jenkins May 28, 2005 Date
SIGNED AND DELIVERED by MARIE-ROSE PONTRÉ in the presence of: /s/ Witness /s/ MARIE-ROSE PONTRÉ MARIE-ROSE PONTRÉ May 28, 2005 Date

Attachment A, page 1

SIGNED AND DELIVERED by NANOCAT TECHNOLOGIES PTE LTD by: /s/ TREVOR NAIRN Signature of Director and Authorised Signatory TREVOR NAIRN May 28, 2005 Date

Attachment A, page 2